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                                      AIMCO
                             AIMCO PROPERTIES, L.P.
                    C/O RIVER OAKS PARTNERSHIP SERVICES, INC.
                                  P.O. BOX 2065
                      S. HACKENSACK, NEW JERSEY 07606-2065
                        (888) 349-2005 OR (201) 896-1900
                               September 18, 2000

                           WE HAVE EXTENDED OUR OFFER

Dear Limited Partner:

         We have extended the expiration date of our offer to purchase all outstanding units in your partnership, Angeles Income Properties, Ltd. II, for $165 per unit, to 5:00 p.m., New York City time, on September 28, 2000. Our offer price will be reduced by the amount of distributions, if any, made by your partnership in respect of any unit from July 24, 2000 until the expiration date. Our offer is subject to the terms and conditions set forth in our offer to purchase, dated July 24, 2000, all supplements thereto and the letter of transmittal.

         If you desire to accept our offer, you must complete and sign the enclosed letter of transmittal in accordance with the instructions contained therein, and forward or hand deliver the letter of transmittal, together with any other required documents, to the Information Agent at one of the address set forth in the Letter of Transmittal.. If you have already tendered your units in accordance with any prior letter of transmittal, you need not take any further action to continue to tender your units.

         We expressly reserve the right, in our reasonable discretion, at any time and from time to time, to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit. Notice of any such extension will promptly be disseminated to you in a manner reasonably designed to inform you of such change. Further, any extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934.

         If you have any questions or need assistance in completing the Letter of Transmittal, please contact our information agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.


                                                       AIMCO Properties, L.P.